Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post–Effective Amendment No. 159 to Registration Statement No. 033-06516 on Form N–1A of our report dated February 14, 2020 relating to the financial statements and financial highlights of Fidelity Advisor Strategic Income Fund, a fund of Fidelity Advisor Series II, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series II for the year ended December 31, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 20, 2020